UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 18, 2006




                       SECURED DIGITAL APPLICATIONS, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                    0-25658                 84-1357927
  (State or other jurisdiction     (Commission             (IRS Employer
     of incorporation)             File Number)          Identification No.)





                 Park 80 West, Plaza One, Saddle Brook, NJ   07663
                 (Address of principal executive offices)  (ZIP Code)


       Registrant's telephone number, including area code: (201) 843-0222


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry Into A Material Definitive Agreement.


On October 21, 2006, the Board of Directors of Secured Digital Applications, Inc. (the "Corporation") approved an award of incentive compensation to Chief Executive Officer and Chairman Patrick Lim including the following: warrants to purchase 6,300,000 shares of the common stock of the Corporation and an award of 500,000 shares of common stock per year if the Corporation in that year achieves a compounded growth rate of at least 15 percent. The award of warrants was approved by the Board in consideration for Mr. Lim's performance as CEO and in consideration of historic compensation levels significantly below the compensation received by chief executive officers of companies with similar levels of revenue. The warrants will be priced at 110 percent of the closing price of the common stock of the Corporation on October 23, 2006, or $0.0649. The warrants will be issued in three equal annual installments and are exercisable on or before October 21, 2011. The incentive compensation award payable in common stock is outside the Corporation's shareholder approved incentive compensation program.

The board of directors further approved a share exchange agreement with LSH Asset Holdings Sdn Bhd, an entity controlled by Mr. Lim, whereby Mr. Lim will exchange 20,000,000 shares of common stock held by LSH for 100,000 shares of newly issued Series B non-dividend bearing preferred stock. The issuance of the preferred stock was approved by the board in consideration of RM 16,101,195 (Malaysian Ringgit) (US $4,327,741) in non-interest bearing cash advances made to the Corporation since 1999, of which RM 473,028 (US $128,442) remains unpaid, as well as Mr. Lim's willingness to make future advances to the Corporation for working capital. The Series B shares each are entitled to 200 votes per share and have a liquidation preference of $25 per share.

In connection with a corporate reorganization, the board approved and the Corporation purchased on September 18, 2006, the minority equity interests of a subsidiary corporation, Perwimas Telecommunications, Sdn Bhd, held by two of its directors, Dato Wan Abdul Razak bin Muda and Mustaffar Yacob, for aggregate consideration of RM 567,500 (US $157,639). The directors accepted a non-interest bearing note for the purchase consideration.

Item 8.01 - Other Events; Item 2.01 - Completion of Acquisition or Disposition of Assets.

Secured Digital Applications, Inc. has completed a reorganization of its subsidiary operating entities and, in connection with the reorganization, has sold certain assets and liabilities of operating subsidiaries deemed by management to be underperforming to Access Heritage, an unrelated third party. The net consideration for the sale was RM 555,983 (US $154,440). The reorganization and sale was effective as of September 18, 2006.

The Corporation has created a new subsidiary, DigitalApps Sdn Bhd, which will act as the principal holding company for the Corporation's four operating subsidiaries: Perwimas Telecommunications; DigitalApps Technologies Sdn Bhd (formerly Secured Shipping Sdn Bhd); Digital Image ID Sdn Bhd and DigitalsApps Media Sdn Bhd. DigitalApps Technologies will own 55 percent of Ispec Sdn Bhd (formerly Innospective Sdn Bhd). Digital Image ID Sdn Bhd will own 100 percent of Century Jubilee Sdn Bhd, a newly created subsidiary. The reorganization was authorized by the Board to improve administrative operations and to improve net earnings available to common shareholders.

The assets and liabilities disposed of to Access Heritage were held by the Corporation's former subsidiary, Gallant Service Centre Sdn Bhd, which in turned owned 55 percent of Gallant IT Holdings Sdn Bhd, the operator of three retail computer stores in the Kuala Lumpur area. In addition, Armor Multi Systems Sdn Bhd and Armor Multi Services Sdn Bhd were conveyed to Access Heritage.

The Corporation determined to dispose of the Gallant IT operations as a result of unfavorable conditions existing in the retail computer market. The revenue generated by Gallant had ceased to be material to the operations of the Corporation and is not expected to adversely effect the Corporation's future performance.

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
                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       SECURED DIGITAL APPLICATIONS, INC.



                       By: /s/ Patrick Soon-Hock Lim
                       -----------------------------
                       Name: Patrick Soon-Hock Lim
                       Title: Chairman & Chief Executive Officer


Date:  October 26, 2006




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